EXHIBIT 3.4

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"PACIFIC PETROLEUM INC.", A DELAWARE CORPORATION, WITH AND INTO "RED SKY RESOURCES INC." UNDER THE NAME OF "RED SKY RESOURCES INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE THE SEVENTEENTH DAY OF DECEMBER, A.D. 2004, AT 9:55 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3899741 8100M	[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
040915836
AUTHENTICATION: 3564257

DATE: 12-20-04

CERTIFICATE OF MERGER

This Certificate of Merger is filed pursuant to Section 252(c) of the Delaware General Corporation Law with respect to the merger (the “Merger”) of Pacific Petroleum Inc., a Delaware corporation (“Pacific Petroleum”), with Red Sky Resources Inc., a Nevada corporation (“Red Sky”), with Red Sky to continue as the surviving corporation (the “Surviving Corporation”).

NAME AND STATE OF JURISDICTION OF INCORPORATION OF EACH OF THE CONSTITUENT CORPORATIONS

The constituent parties to the Merger are:

PACIFIC PETROLEUM INC.
a Delaware corporation

RED SKY RESOURCES INC.
a Nevada corporation

AGREEMENT AND PLAN OF MERGER

An agreement and plan of merger (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of Pacific Petroleum and Red Sky in accordance with Section 252(c) of the Delaware General Corporation Law.

NAME OF SURVIVING CORPORATION

The name of the Surviving Corporation will be:           Red Sky Resources Inc.

AMENDMENTS IN THE ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

The Nevada Articles of Incorporation of Red Sky will continue without amendment as the Articles of Incorporation of the Surviving Corporation.

LOCATION OF EXECUTED AGREEMENT AND PLAN OF MERGER

The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation at Suite 2410, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N7.

COPY OF THE AGREEMENT AND PLAN OF MERGER

A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of either Pacific Petroleum or Red Sky.

AGREEMENT OF SURVIVING CORPORATION AS TO SERVICE OF PROCESS

Red Sky Resources Inc., as Surviving Corporation, hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Pacific Petroleum Inc., a Delaware corporation, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceeding pursuant to Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is as follows:

RED SKY RESOURCES INC.
Suite 2410, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N7.

This Certificate of Merger shall be effective upon filing with the Secretary of State of Delaware.

Dated this 6th day of December, 2004.

PACIFIC PETROLEUM INC.
by its authorized signatory:

/s/ D. Barry Lee
D. BARRY LEE
President, Secretary and Treasurer